UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent.

On July 25, 2025, the Board of Directors of the Company received the following message from Robert W. Decherd, who, collectively with his affiliates, controls more than 50% of the voting power of the Company’s common stock:

ROBERT W. DECHERD

July 25, 2025

Mr. John A. Beckert

Chair, Board of Directors

DallasNews Corporation

Dallas, Texas

Dear John,

I’m sure you are aware of the comments I made yesterday to Holden Wilen, a staff writer for Dallas Business Journal, in connection with a story he was doing on the Company’s merger with Hearst and MNG’s unsolicited offer. It might be helpful for me to state my position for the Board’s benefit. I am also attaching the statement I issued on Wednesday in case one or more of the directors have not seen the full version.

Holden asked me several questions. Aside from referring him to my earlier statement, which I sent him following the interview, I affirmed my complete support for the Hearst merger and responded to his questions as follows:

➣

From my perspective, the terms and conditions of the Hearst merger are superior to any alternative scenario I can envision. I plan to honor the agreement I have made to vote in favor of the merger and look forward to the merger being consummated at the soonest possible time.

➣

There are no circumstances under which I would vote for or support the MNG proposal. I am focused, as I have always been, on the well-being of The Dallas Morning News, the quality of its journalism, and The News’ role in the city of Dallas.

➣	Having retired from the Board in September 2023 and having had no formal role related to the Company since then, I have no fiduciary responsibility.

Please let me know if you have any questions.

Best regards.

Sincerely,

Robert

Cc:	RWD Statement of July 23

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”). This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, if and when available, the proxy statement and the documents incorporated therein by reference will be available free of charge at the SEC’s website, www.sec.gov. If and when available, the proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and will be included in the proxy statement relating to the proposed transaction, if and when it becomes available.